Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS FOURTH-QUARTER 2005 RESULTS
WARREN, Ohio – February 14, 2006 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $151.7 million and a net loss of $(3.0) million, or $(0.13) per diluted share, for the fourth quarter ended December 31, 2005.
Net sales decreased $11.7 million, or 7.2 percent, to $151.7 million, compared with $163.4 million for the fourth quarter of 2004. The decrease in sales was primarily due to decreased North American vehicle production by the Company’s primary customers and product price reductions. The effect of foreign currency translation reduced fourth-quarter net sales by approximately $3.2 million compared with the same period in 2004.
Net loss for the fourth quarter was $(3.0) million, or $(0.13) per diluted share, compared with a net loss of $(114.9) million, or $(5.07) per diluted share, in the fourth quarter of 2004. The fourth-quarter 2004 net loss includes a pre-tax, non-cash goodwill impairment charge of $183.5 million ($119.8 million after tax benefits of $63.7 million).
Excluding the goodwill impairment charge, net income for the fourth quarter of 2004 would have been $4.8 million, or $0.21 per diluted share. Excluding the goodwill impairment charge, fourth-quarter 2005 net income declined $7.8 million year-over-year. The decrease was primarily the result of lower sales volume, operating inefficiencies related to restructuring activities, product price reductions and increased raw material costs. In the fourth quarter of 2005, the Company recorded a valuation allowance to offset certain deferred tax assets that were established in prior years, which resulted in a lower tax benefit in the quarter and reduced net income by $1.3 million, or $0.06 per share.
For the year ended December 31, 2005, net sales were $671.6 million, a decrease of $10.2 million compared with $681.8 million for the year ended December 31, 2004. The decline in net sales is predominantly attributable to reduced North American light vehicle production by the traditional domestic manufacturers and product price reductions. Net income for 2005 was $0.9 million, or $0.04 per diluted share, compared with a net loss of $(92.5) million, or $(4.09) per diluted share, in 2004. The 2004 net loss includes the goodwill impairment charge described above.
Excluding the goodwill impairment charge, net income would have been $27.2 million, or $1.19 per diluted share, for 2004. Excluding the goodwill impairment charge, 2005 net income declined $26.3 million year-over-year. The decrease was primarily the result of operating inefficiencies, restructuring costs, product price reductions, non-cash losses from bad debt reserves resulting from customer bankruptcies, raw material cost increases and a higher effective tax rate. During 2005, the Company recorded valuation allowances to offset certain deferred tax assets that were established in prior years, which resulted in a higher effective tax rate for the full year.
Net cash provided by operating activities for the year ended December 31, 2005 was $19.1 million, compared with $48.3 million for the year ended December 31, 2004. The decrease in cash provided by operating activities was primarily due to the decrease in net income, excluding the impact of non-cash goodwill charges.
“Our 2005 results were impacted primarily by unfavorable conditions in the North American automotive market and ongoing operating inefficiencies related to our restructuring activities,” said John C. Corey, president and chief executive officer. “Our focus in 2006 is to bring Stoneridge back to operational excellence, leverage the Company’s strengths in selected markets and recover raw material price increases.”
-more-

Outlook
“Our current expectation based upon market forecasts is for relatively stable industry production for full-year 2006, though first-quarter light vehicle production schedules have softened recently,” Corey said. “We are working to bring Stoneridge back to previous performance levels. From what I have seen so far, we have several areas of good performance which should continue in 2006. Our focus will be on the operations where performance is not up to our expectations.”
Based on the current industry outlook, the Company anticipates full-year 2006 net income to be in the range of $0.30 to $0.40 per diluted share.
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2005 fourth-quarter and full-year results can be accessed at 11 a.m. Eastern time on Tuesday, February 14, 2006, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) included throughout this news release, the Company has provided information regarding net income excluding the effects of the goodwill impairment charge recorded during the fourth quarter of 2004. The Company believes that this non-GAAP financial measure is useful to both management and investors in their analysis of the Company’s financial performance when comparing 2004 results to other periods.
Set forth, as required by Regulation G, is a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.
(in thousands, except per share data)

	Three Months
	Ended	Year Ended
	December 31,	December 31,
	2004	2004
Net loss	$(114,924)	$(92,503)
Goodwill impairment loss	183,450	183,450
Tax benefit related to goodwill impairment loss	(63,699)	(63,699)

Net income, excluding the goodwill impairment loss	$4,827	$27,248

Diluted net income per share, excluding the goodwill impairment loss	$0.21	$1.19

Diluted weighted average shares outstanding	22,915	22,857

-more-

Diluted net income per share, excluding the goodwill impairment loss, was calculated by dividing net income, excluding the goodwill impairment loss, by the weighted-average of all potentially dilutive common shares that were outstanding during the periods presented. Diluted net loss per share, as reported in the Company’s Statements of Operations in accordance with GAAP, disregards the effect of potentially dilutive common shares, as a net loss causes dilutive shares to have an anti-dilutive effect.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations

330/856-2443
-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	For the Three Months		For the Fiscal Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004

Net Sales	$151,735	$163,429	$671,584	$681,795

Costs and Expenses:
Cost of goods sold	121,758	121,539	522,996	506,808
Selling, general and administrative	28,060	32,352	120,599	115,020
Goodwill impairment charge	—	183,450	—	183,450
Restructuring charges	135	1,562	4,762	2,087

Operating Income (Loss)	1,782	(175,474)	23,227	(125,570)

Interest expense, net	5,899	5,928	23,872	24,456
Other income, net (A)	(978)	(113)	(5,081)	(870)

Income (Loss) Before Income Taxes	(3,139)	(181,289)	4,436	(149,156)

Provision (benefit) for income taxes	(180)	(66,365)	3,503	(56,653)

Net Income (Loss)	$(2,959)	$(114,924)	$933	$(92,503)

Basic net income (loss) per share	$(0.13)	$(5.07)	$0.04	$(4.09)

Basic weighted average shares outstanding	22,733	22,672	22,709	22,622

Diluted net income (loss) per share	$(0.13)	$(5.07)	$0.04	$(4.09)

Diluted weighted average shares outstanding	22,733	22,672	22,775	22,622

(A) Other income primarily represents equity earnings of unconsolidated subsidiaries. Equity earnings from these unconsolidated subsidiaries were $4,052 and $1,698 for the fiscal years ended December 31, 2005 and 2004, respectively.
-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2005	2004

ASSETS

Current Assets:
Cash and cash equivalents	$40,784	$52,332
Accounts receivable, less allowance for doubtful accounts of $4,562 and $3,891, for 2005 and 2004, respectively	100,362	100,615
Inventories, net	53,791	56,397
Prepaid expenses and other	14,490	11,416
Deferred income taxes	9,253	13,282

Total current assets	218,680	234,042

Property, Plant and Equipment, net	113,478	114,004
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	26,491	24,979
Deferred income taxes	38,290	34,800

Total Assets	$462,115	$473,001

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$44	$109
Accounts payable	55,344	57,709
Accrued expenses and other	46,603	52,907

Total current liabilities	101,991	110,725

Long-Term Liabilities:
Long-term debt, net of current portion	200,000	200,052
Other liabilities	6,133	6,619

Total long-term liabilities	206,133	206,671

Shareholders’ Equity:
Preferred Shares, without par value, 5,000 authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 23,232 and 22,788 shares issued as of December 31, 2005 and 2004, respectively, with no stated value	—	—
Additional paid-in capital	147,440	145,764
Common Shares held in treasury, 54 and 8 shares as of December 31, 2005 and 2004, respectively, at cost	(65)	—
Retained earnings	7,188	6,255
Accumulated other comprehensive income	(572)	3,586

Total shareholders’ equity	153,991	155,605

Total Liabilities and Shareholders’ Equity	$462,115	$473,001

-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Fiscal Years Ended
	December 31,
	2005	2004

OPERATING ACTIVITIES:
Net cash provided by operating activities	19,061	48,276

INVESTING ACTIVITIES:
Capital expenditures	(28,934)	(23,917)
Proceeds from sale of fixed assets	1,664	1
Business acquisitions and other	(282)	(702)
Collection of loan receivable from joint venture	—	4,695

Net cash used by investing activities	(27,552)	(19,923)

FINANCING ACTIVITIES:
Repayments of long-term debt	(118)	(524)
Share-based compensation activity	1	(380)
Other financing costs	(241)	(134)

Net cash used by financing activities	(358)	(1,038)

Effect of exchange rate changes on cash and cash equivalents	(2,699)	875

Net change in cash and cash equivalents	(11,548)	28,190

Cash and cash equivalents at beginning of period	52,332	24,142

Cash and cash equivalents at end of period	$40,784	$52,332

Supplemental disclusure of cash flow information:
Cash paid for interest	$22,683	$23,321

Cash paid (received) for income taxes	$4,891	$4,536

###